EXHIBIT 8

December 17, 2003

Radian Group Inc.

1601 Market Street

Philadelphia, PA 19103

Ladies and Gentlemen:

Re: Post Effective Amendment No. 3 to Registration Statement on Form S-3

We have acted as counsel to Radian Group Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Post-effective Amendment No. 3 to the Registration Statement on Form S-3 (the “Registration Statement”), relating to the public offering of (i) $220,000,000 aggregate principal amount of the Company’s 2.25% Senior Convertible Debentures Due 2022 (the “Debentures”) issued pursuant to an Indenture dated as of January 11, 2002 (the “Indenture”), between the Company and The Bank of New York, as Trustee, and (ii) the shares of Common Stock, par value $.001 per share, of the Company that are issuable upon conversion of the Debentures (the “Conversion Shares”).

In our opinion, the statements contained in the Prospectus (which is part of the Amendment) under the caption “UNITED STATES TAXATION,” insofar as those statements purport to summarize matters of United States Federal income tax law or legal conclusions with respect thereto, fairly and accurately summarize the matters set forth therein.

This opinion letter has been prepared for your use in connection with the filing of the Amendment and speaks as of this date. The foregoing opinion is limited to the United States Federal income tax matters addressed herein, and no other opinions are rendered with respect to other Federal tax or other matters or to any issues arising under the tax laws of any other country, or any state or locality.

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. In issuing our opinion, we have relied solely upon existing provisions of the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

Radian Group, Inc.

December       , 2003

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations thereunder.

Very truly yours,

DRINKER BIDDLE & REATH LLP